                                                        Exhibit (h)(5)

                          EXPENSE LIMITATION AGREEMENT


                        LEXINGTON NATURAL RESOURCES TRUST


         EXPENSE LIMITATION AGREEMENT, effective as of July 26, 2000 by and between Pilgrim Investments, Inc. (the "Investment Manager"), Market Systems Research Advisors, Inc. (the "Sub-Adviser") and Lexington Natural Resources Trust (the "Company"), on behalf of each series of the Company set forth in Schedule A (each a "Fund," and collectively, the "Funds").

         WHEREAS, the Company is a Massachusetts business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Company; and

         WHEREAS, the Company and the Investment Manager have entered into an Investment Management Agreement dated July 26, 2000 ("Management Agreement"), pursuant to which the Investment Manager provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund; and

         WHEREAS, the Investment Manager and the Sub-Adviser have entered into a Sub-Adviser Agreement dated July 26, 2000 pursuant to which the Sub-Adviser provides investment advisory services to each Fund identified in Schedule B (the "Sub-Advised Funds") for compensation based on the value of the average daily net assets of each such Sub-Advised Fund; and

         WHEREAS, the Company, the Investment Manager , and the Sub-Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund may normally be subject;

         NOW THEREFORE, the parties hereto agree as follows:

1.       Expense Limitation.

         1.1. Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a class of a Fund in any fiscal year, including but not limited to investment management fees payable to the Investment Manager, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund's business, and expenses of any counsel or other persons or services retained by the Company's Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager.

         1.2. Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to each class of each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of such class of the Fund.

         1.3. Method of Computation. To determine the Investment Manager's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each class of a Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a class of a Fund exceed the Operating Expense Limit of for that class of such Fund, the Investment Manager shall remit to the appropriate class of the Fund an amount that, together with the waived or reduced investment management fee, is sufficient to pay that day's Excess Amount. The Company may offset amounts owed to the Funds pursuant to this Agreement against the advisory fee payable to the Investment Manager.

         1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Investment Manager to each class of each Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.       Recoupment of Fee Waivers and Expense Reimbursements.

         2.1. Recoupment. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of a Fund for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to recoup from such Fund the investment management fees waived or reduced and other payments remitted by the Investment Manager to such class of the Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Investment Manager will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

         2.2. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each class of each a Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3. Allocation between Investment Manager and Sub-Adviser with Respect to Sub-Advised Funds.

         3.1. Allocation of Excess Amount. For so long as the fee payable to the Sub-Adviser under the Sub-Adviser Agreement is equal to fifty percent (50%) of the advisory fee payable to the Investment Manager by a Sub-Advised Fund, the Sub-Adviser shall waive or reduce its portfolio management fee and/or promptly remit to the Investment Manager an amount that is sufficient to pay fifty percent (50%) of any Excess Amount paid to that Sub-Advised Fund by the Investment Manager pursuant to Section 1 of this Agreement. The Investment Manager may offset amounts owed to the Investment Manager pursuant to this
Section 3.1 against the portfolio management fee paid to the Sub-Adviser.

         3.2. Allocation of Recoupments. The Investment Manager shall promptly remit to the Sub-Adviser fifty percent (50%) of any amount recouped by the Investment Manager from any Sub-Advised Fund pursuant to Section 2 of this Agreement.

         3.3. Accounting. The Company and the Investment Manager will provide to the Sub-Adviser reasonable access to the books and records of each for purposes of confirming the amounts contributed and recouped under this Agreement.

4.       Term and Termination of Agreement.

         This Agreement shall have an initial term through July 26, 2002. Thereafter, this Agreement shall automatically renew for one-year terms unless the Investment Manager provides written notice to the Company of the termination of this Agreement at least 30 days prior to the end of the then-current term; provided, however, that the Sub-Adviser may terminate this Agreement with respect to any Sub-Advised Fund by providing written notice to the Company and the Investment Manager of the termination of this Agreement with respect to such Sub-Advised Fund at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Management Agreement, or it may be terminated by the Company, without payment of any penalty, upon ninety (90) days' prior written notice to the Investment Manager at its principal place of business. The obligations of the Investment Manager and the Sub-Adviser pursuant to Section 3 of this Agreement shall terminate upon termination of the Sub-Adviser Agreement.

5.       Miscellaneous.

         5.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         5.2. Interpretation. Nothing herein contained shall be deemed to require the Company or the Funds to take any action contrary to the Company's Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Company or the Funds.

         5.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

         5.4. Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                           LEXINGTON NATURAL RESOURCES TRUST


                                           ------------------------------------
                                           By:  Michael J. Roland,
                                                Senior Vice President




                                           PILGRIM INVESTMENTS, INC.


                                           ------------------------------------
                                           By:  James M. Hennessy,
                                                Senior Executive Vice President





                                           MARKET SYSTEMS RESEARCH ADVISORS,
                                           INC.


                                           ------------------------------------
                                           By:

                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS


This Agreement relates to the following Funds:

                                                 Maximum Operating Expense Limit
Name of Fund                                 (as a percentage of average net assets)
------------                                 ---------------------------------------
                                          Class A      Class B      Class C     Class Q
                                          -------      -------      -------     -------
Lexington Natural Resources Trust          2.50%         N/A          N/A         N/A

                                   SCHEDULE B
                                SUB-ADVISED FUNDS



Lexington Natural Resources Trust